Exhibit 10.27

Bond No. LPM 8166103

SURETY BOND

KNOW ALL BY THESE PRESENTS, That we Labor Ready Central, Inc. a Washington corporation with headquarters in the City of Tacoma, Washington as Principal, and Fidelity and Deposit Company of Maryland authorized to do business in Arkansas, as Surety, are held and firmly bound unto the State of Arkansas for the usc of employees of the Labor Ready Central, Inc. or other persons who may be entitled to compensation under the Arkansas workers' compensation laws, in the full and just sum of Three Hundred Thousand and 00/100–––––––Dollars  ($300,000.00***) lawful money of the United States, for the payment of which sum we bind ourselves, our successors or assigns, jointly and severally, firmly by these presents.

Signed, scaled and delivered this 28th day of December 2000.

          The condition of the foregoing obligation is such, that if the Labor Ready Central Inc. which is about to make application to the Arkansas Workers' Compensation Commission for permission to carry its own risk under the workers' compensation laws of the State of Arkansas without insurance, and to provide a bond guaranteeing the payment by the employer of the compensation provided for under the laws, shall, in the event such permission be granted, pay or cause to be paid direct to the employees the compensation or benefits due or that may become due on all injuries occurring subsequent to the date of the execution of this bond as provided for by the workers compensation laws of the State of Arkansas, and the Arkansas Workers' Compensation Commission, with the express agreement and understanding, as a condition precedent to the execution and acceptance of this bond, that it is for the benefit of the unknown and unnamed employees of the said Labor Ready Central, Inc. or to the other persons entitled thereto, and that said employees or the persons entitled to said benefits urder the laws are hereby empowered and authorized to maintain direct action on this bond, and that no defense against such direct action may or shall be interposed by the Surety.

Now, if the above bonded Principal, (its heirs, executors and administrators) (its successors or assigns) shall well and truly keep, do and perform each and every, all and singular, the matters and things in said bond as set forth and specified to be by the said Principal kept, done and performed at the time and in the manner in said bond specified, then this obligation shall be null and void; otherwise to be and remain in full force and effect.

          Provided, the Surety herein, by and in the execution of this bond, does hereby recognize said bond as a direct financial guaranty to said employees.

          Provided, further, that the total liability of the Surety shall not exceed jointly and severally the sum hereinbefore provided.

          Provided, further, the Surety herein shall have the right to cancel this bond at any time by giving the Principal herein and the Arkansas Workers' Compensation Commission at least thirty (30) days prior written notice of its desire to do so. Such cancellation, however, is not to affect Surety's liability as to any compensation for injuries to the Principal's employees occurring prior to the date of cancellation specified in such notice.

ATTEST

/s/ Steven Cooper
Cororate Secretary

Labor Ready Central, Inc.
Employer

By /s/ Ronald L. Junck, President

Fidelity and Deposit Company of Maryland
By /s/ Patrick D. Dineen, Attorney-in-Fact